Exhibit 10.12

Tailored Brands, Inc. 2025 Director Equity Plan

Article 1
Purpose And Effective Date

A. Purpose. The purpose of this Tailored Brands, Inc. 2025 Director Equity Plan is to promote the long-term financial success of the Company, increasing stockholder value by enabling the Company and its related entities to attract and retain the services of those directors who can contribute most effectively to the successful conduct of the Company’s business. These objectives are accomplished by making long-term incentive awards under the Plan that will offer Participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Affiliates and their financial success.

B. Effective Date. The Plan shall become effective upon adoption by the Board.

Article 2
Definitions

A. Affiliate means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

B. Award means a grant of Restricted Stock under Article 4 or a grant of Restricted Stock Units under Article 5.

C. Award Agreement means a written agreement entered into between the Company and a Participant under which an Award is granted and which sets forth the terms, conditions, and limitations applicable to the Award. If there is a conflict between the terms of the Plan and the terms of the Award Agreement, the terms of the Plan will govern.

D. Board means the Board of Directors of the Company.

E. Certificate of Designations means the Certificate of Designations of Series A Mandatory Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on March 29, 2024.

F. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

G. Company means Tailored Brands, Inc. and includes any successor or assignee entity or entities into which the Company may be merged, changed, or consolidated; any entity for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

H. Director means a member of the Board.

I. Disability or Disabled means a permanent and total disability as defined in Section 22(e)(3) of the Code.

J. Fair Market Value means (i) the closing transaction price of a share of Company common stock as reported on the principal national stock exchange, if any, on which the Company common stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; and (ii) if the Company common stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Board by such procedures as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate and (to the extent applicable) in compliance with Section 409A of the Code. For the avoidance of doubt, any such determination of the Fair Market Value, except in the case of a Sale of the Company, shall estimate equity value on a public-market basis and will exclude any discounts due to lack of marketability, minority-voting status or lack of liquidity.

K. Initial Public Offering means (a) the consummation of an initial underwritten public offering of common stock on a firm commitment basis with a nationally recognized investment bank pursuant to an effective registration statement filed under the Securities Act (or direct listing of common stock that is registered under the Securities Act) and that results in such common stock being listed on (i) the New York Stock Exchange or the Nasdaq Stock Market or (ii) such other similar nationally or internationally recognized public securities exchange agreed in writing by the Board.

L. Participant means a Director to whom an Award is granted, for as long as the Award remains outstanding.

M. Plan means this Tailored Brands, Inc. 2025 Director Equity Plan, as amended from time to time.

N. Restricted Stock means a share of Company common stock granted under Article 4 of the Plan.

O. Restricted Stock Unit means a right to receive one share of Company common stock or, in lieu thereof and to the extent set forth in the applicable Award Agreement, the Fair Market Value of such share of Company common stock in cash, which shall be contingent upon the satisfaction of specified vesting conditions designated by the Board in an Award Agreement.

P. Sale of the Company means the earliest to occur of (a) the purchase or other acquisition of outstanding shares of the Company’s capital stock by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than the Company or one of its subsidiaries or employee benefit plans), in one or more transactions, such that the holders of Voting Stock (as defined below) immediately prior to such acquisition now hold less than 50% of the Voting Stock, as a result of such acquisition, provided that, if (i) Silver Point (as defined in the Stockholders’ Agreement) (“SPC”) holds a majority of the Company’s Voting Stock immediately prior to such acquisition, (ii) following the completion of such acquisition, SPC still retains a majority of the pro rata value of its pre-acquisition Voting Stock investment in the form of voting equity securities in the post-acquisition company (“Newco Equity Securities”), and (iii) pursuant to the acquisition, all of a Participant’s unvested Restricted Stock and/or Restricted Stock Units, as applicable, continue to be, or are exchanged for, the same form of Newco Equity Securities to be held by SPC post-acquisition, valuing the Participant’s unvested Restricted Stock and/or Restricted Stock Units, as applicable, in good faith and without discounts (as if such Restricted Stock and/or Restricted Stock Units, as applicable, had been fully vested prior to such acquisition), then a Sale of the Company shall be deemed not to occur (an “SPC Non-Sale Transaction”), and instead, any unvested Restricted Stock and/or Restricted Stock Units shall be subject to Double Trigger Vesting (as defined below) with respect to time-based vesting conditions; (b) the completion by any entity, person, or group (other than the Company or one of its subsidiaries or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company other than an SPC Non-Sale Transaction; (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer or sale of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 50% of the Voting Stock in each case, other than an SPC Non-Sale Transaction; or (d) a “Sale Event” as defined under the Certificate of Designations other than an SPC Non-Sale Transaction. For the avoidance of doubt, an Initial Public Offering shall not be a Sale of the Company. “Voting Stock” includes (i) the outstanding capital stock of the Company entitled to vote for the election of directors and/or on major corporate decisions (including Preferred Stock, where such voting power is calculated pursuant to Section 5 of the Certificate of Designations), and (ii) any capital stock issuable upon the exercise or conversion of any instrument that converts into capital stock entitled to vote for the election of directors and/or on major corporate decisions. “Double Trigger Vesting” means that, in the case of a completed acquisition as described in clause above where a Sale of the Company is deemed not to occur because it constitutes an SPC Non-Sale Transaction, a Participant’s Restricted Stock and/or Restricted Stock Units, as applicable, will continue to vest with respect to the applicable vesting conditions specified in the applicable Award Agreement and subject to the terms of the Plan; provided, however, that if, prior to the vesting of a Participant’s entire Restricted Stock and/or Restricted Stock Units grant, as applicable, Participant’s service as a Company director is terminated for any reason other than a termination with Cause or unilateral resignation by Participant, then Participant’s unvested Award shall vest in full immediately prior to such termination of service.

Q. Stockholders’ Agreement means the Second Amended and Restated Stockholders’ Agreement of Tailored Brands, Inc., dated as of March 29, 2024, as amended from time to time.

R. Vesting Reference Date means the “Vesting Reference Date” as set forth in an Award Agreement.

Article 3
Plan Terms

A. Award Authority. Only Directors are eligible to receive Awards under the Plan. The Board has authority to select Directors who will be granted Awards, to determine the number of shares of Company common stock for which Restricted Stock shall be granted, and to determine the terms, conditions and limitations upon which Awards are granted and may be earned. The Board may establish different terms and conditions for each Director receiving the same type of Award, regardless of whether the Awards are granted at the same or different times. Notwithstanding any of the foregoing provisions, the Board may authorize the grant of an Award to a person not then engaged by the Company or of an Affiliate, conditioned upon such person becoming eligible to be a Participant under the Plan at or prior to the execution of the Award Agreement evidencing the actual grant of such Award.

B. Administration. The Plan shall be administered by the Board. The Board shall have the authority, subject to and consistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all persons, including the Company and the Participants (or any person claiming any rights under the Plan from or through any Participant). Except as otherwise required for compliance with applicable law, the Board may delegate all or any part of its authority under the Plan to a committee of the Board, to one or more employees of the Company, or to a committee of employees. The Company shall indemnify and hold harmless the members of the Board (and any person or entity to whom authority is delegated in accordance with the preceding sentence) against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by the Board or any of its members (or such other person or entity).

C. Award Agreement. As soon as administratively practical after the date an Award is made, the Board will prepare and deliver an Award Agreement to each affected Participant. The Award Agreement must –

1. describe the terms of the Award, including the type of Award and when and how it may be earned,

2. state how the Award will or may be settled, and

3. if different from the terms of the Plan, describe (x) any conditions that must be satisfied before the Award is earned, (y) any objective restrictions placed on the Award and any performance-related conditions and performance criteria that must be satisfied before those restrictions will be released, and (z) any other applicable terms and conditions affecting the Award.

D. Conditions of Participation. By accepting an Award, each Director agrees to be bound by the terms of the Award Agreement, the Plan and the Stockholders’ Agreement and to comply with other conditions imposed by the Board. Each Participant must agree to join and become a party to the Stockholders’ Agreement in order to receive shares of Company common stock subject to an award.

E. Authorized Shares of Stock. The shares of Company common stock to be delivered under the Plan may consist in whole or in part of treasury stock or authorized but unissued shares not reserved for any other purpose. From time to time, the Board and/or appropriate officers of the Company shall take whatever actions are necessary, including filing required documents with governmental authorities and/or stock exchanges, so as to make shares available for issuance pursuant to the Plan.

F. Adjustment in Capitalization. If, after the date the Plan becomes effective under Article 1B, there is a stock dividend or stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change affecting the Company common stock, then consistent with the applicable provisions of the Code and associated regulations and to prevent inappropriate dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board will, in a manner the Board considers equitable and in good faith, adjust the aggregate number of shares available for Awards or subject to outstanding Awards, the number of shares, other limitations applicable to outstanding or subsequently granted Awards, and any other factors, limits, or terms affecting any outstanding or subsequently granted Awards.

G. Share Limits. Excluding the effects of future adjustments (if any) as provided in Article 3F, the maximum aggregate number of shares of Company common stock with respect to which Awards may be granted under the Plan shall be 161,539 shares of Company common stock.

Article 4
Restricted Stock

A. Grant of Restricted Stock. Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement, at any time during the term of the Plan the Board may grant Restricted Stock to Directors. Restricted Stock may be granted at no cost or at a price per share determined by the Board.

B. Earning Restricted Stock. Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement and unless otherwise specified in the Award Agreement –

1. restrictions and conditions imposed on Restricted Stock granted to Directors will lapse as described in the Award Agreement,

2. during the period in which satisfaction of the conditions imposed on Restricted Stock is to be determined, Restricted Stock and any shares of common stock issuable as a dividend or other distribution on the Restricted Stock will be held by the Company as escrow agent,

3. at the end of the period in which satisfaction of the conditions imposed on Restricted Stock is to be determined, the Restricted Stock will be (x) forfeited if all terms, restrictions, and conditions described in the Award Agreement are not satisfied (with a refund, without interest, of any consideration paid by the Participant), or (y) released from escrow and distributed to the Participant as soon as practicable after the last day of the period in which satisfaction of the conditions imposed on Restricted Stock is to be determined if all terms, restrictions, and conditions specified in the Award Agreement are satisfied. Any Restricted Stock Award relating to a fractional share of Company common stock will be rounded to the next whole share when settled.

C. Rights Associated With Restricted Stock. During the period in which satisfaction of the conditions imposed on Restricted Stock is to be determined and unless the Award Agreement specifies otherwise, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Except as otherwise required by the terms of the applicable Award Agreement, during the period in which satisfaction of the conditions imposed on Restricted Stock is to be determined each Participant to whom Restricted Stock is issued shall have the rights of a stockholder with respect to such Restricted Stock and therefore may exercise full voting rights associated with that Restricted Stock and is entitled to receive all dividends and other distributions on that Restricted Stock, which will be distributed to a Participant in cash or in shares of Company common stock (or a combination of cash and shares of Company common stock) at such time that other holders of Company common stock receive such dividends and other distributions. If a dividend or other distribution is paid with respect to an award of Restricted Stock, or if shares of Company common stock are received by Participant as a result of any stock split, stock distribution, or combination of the shares affecting Restricted Stock, the dividend, distribution or shares, as applicable, will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock to which the dividend or distribution relates. Any dividends or distributions payable to a Participant on any Restricted Stock shall be in the same form of consideration that other holders of Company common stock receive with respect to each dividend or distribution.

D. Acceleration of Vesting. In special cases and after due consideration made in good faith that an adjustment is warranted, the Board shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock awarded under the Plan.

E. Code Section 83(b) Election. The Board may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election under Code Section 83(b). If a Participant makes an election under Code Section 83(b) concerning a Restricted Stock Award, the Participant must promptly file a copy of the election with the Company.

Article 5
Restricted Stock Units

A. Grant of Restricted Stock Units. Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement, at any time during the term of the Plan the Board may grant Restricted Stock Units to Directors.

B. Terms of Restricted Stock Units. Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement and unless otherwise specified in the Award Agreement –

1. Restricted Stock Units will vest as described in the Award Agreement,

2. Restricted Stock Units will be settled in shares of Company common stock or cash or a combination thereof (or other consideration, if applicable) as described in the Award Agreement,

3. Unless otherwise set forth in an Award Agreement, Directors will be entitled to receive dividend equivalents with respect to Restricted Stock Units prior to settlement thereof, which dividend equivalents will be subject to the same vesting conditions as the underlying awards, and

4. Prior to the settlement of a Restricted Stock Unit, a Director who holds such award shall have no rights as a stockholder of the Company with respect to the shares of Company common stock subject to such award.

C. Acceleration of Vesting. In special cases and after due consideration made in good faith that an adjustment is warranted, the Board shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock Units awarded under the Plan.

Article 6
Participant Termination

A. Termination with Cause.

1. If a Participant’s service terminates with Cause (as defined in subparagraph (2) below), all Awards held by the Participant that are outstanding will be forfeited; provided, however, that Restricted Stock that has been released from escrow and distributed to the Participant is not affected by termination with Cause.

2. “Cause” means the Participant’s (i) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, or embezzlement; (ii) willful failure to perform his or her material job functions (other than any such failure resulting from the Participant’s Disability) that continues after written notice from the Company; or (iii) willful and material breach of the Company’s then current Code of Ethics and Business Conduct, and any other written policy referenced therein that causes material and demonstrable injury to the Company; provided, however, that with respect to (iii) above, any determination of “Cause” may not be made until the Participant has been given written notice detailing the specific Cause event and a period of ten (10) days following receipt of such notice to cure such event (if susceptible to cure). “Cause” will not include or be predicated upon any act or omission by the Participant that is taken or made: (a) in good faith, under the Participant’s reasonable belief that the act or omission was in the Company’s best interests; (b) pursuant to the advice of Company counsel retained pursuant to prior authorization by the Board; or (c) to comply with a lawful court order, directive from a federal, state or local government agency or authority, or subpoena.

B. Termination for Any Other Reason.

1. Vesting upon Termination Due to Death or Disability and Termination without Cause. Unless specified otherwise in the Award Agreement or in the Plan and except as provided in Article 6A, if the Participant’s director service terminates by reason of death or Disability, or if the Company terminates the Participant’s director service without Cause, (i) a pro rata portion of the Award that is eligible to vest on the next anniversary of the Vesting Reference Date immediately following the Participant’s termination of service shall vest, with such portion calculated by dividing (a) the number of days, as of the date in which the Participant’s service terminates, for which the Participant provided services after the later of the Vesting Reference Date or the most recent anniversary of the Vesting Reference Date, by (b) three-hundred and sixty-five (365), and (ii) any remaining portion of a Participant’s outstanding Award that is unvested will be forfeited.

2. Vesting upon Resignation. If the Participant unilaterally resigns from the Participant’s director position, the Participant’s Award shall cease vesting as of the date of such resignation and any portion of a Participant’s outstanding Award that is unvested will be forfeited.

Article 7
Issuance Of Shares

A. Issuance of Shares. Unless otherwise set forth in an Award Agreement, the Company will distribute shares of its common stock as soon as practicable upon vesting of an Award. Issuance of the shares of Company common stock will be evidenced in accordance with Article 7C.

B. Applicable Restrictions on Shares. Shares of Company common stock issued may be subject to such stock transfer orders and other restrictions as the Board determines are necessary or advisable under any applicable federal or state securities law rules and any other applicable federal or state law.

C. Book Entry. The Company may use a book entry system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of shares of Company common stock. The Company’s records are binding on all parties, unless manifest error exists.

Article 8
Miscellaneous

A. Amendment and Termination of the Plan. The Board may amend or terminate the Plan, provided that (i) no material amendment may adversely affect any Participant (or, following the Participant’s death, his or her beneficiary or successor) without the express written consent of such Participant (or his or her beneficiary or successor, as the case may be), and (ii) the termination of the Plan shall not alter or impair any of the rights or obligations of a Participant (or his or her beneficiary or successor, as the case may be) without the express written consent of each Participant (or his or her beneficiary or successor, as the case may be).

B. Permitted Transfers. An Award shall not be transferable by a Participant except that all or a portion of an Award may be transferred (i) in accordance with any beneficiary designation made by the Participant in accordance with Article 8C hereof or, in the absence thereof, by will or the laws of descent and distribution, or (ii) directly or indirectly, in a single transaction or a series of transactions, to his or her child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law or any of them (including adoptive relationships), one or more trusts for the benefit of some or all of such individuals and/or the Participant, or one or more partnerships or limited liability companies in which some or all of such individuals and/or the Participant are the only partners or members.

C. Section 409A; Deferrals. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, each Award shall be granted, deferred, accelerated, extended, paid out or modified under the Plan in a manner compliant with Section 409A of the Code. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, any payment or delivery of shares in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of shares in respect of any Award subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company shall use commercially reasonable efforts to implement the provisions of this Article 8(C) in good faith; provided, that neither the Company, the Board nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Article 8(C). The Board may determine that the delivery of shares of Company common stock or the payment of cash, or a combination thereof (or other consideration, if applicable), upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Board may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

D. Unfunded Status of Awards; No Trust of Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditors of the Company or such affiliate.

E. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Company common stock or other equity security of the Company, which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Company common stock or equity security.

F. Beneficiary. A Participant may file with the Board a written designation of a beneficiary for bona fide estate planning purposes on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation, in each case, subject to the Board’s written consent, not to be unreasonably withheld. Any amount otherwise payable to the Participant after his or her death shall, if such designation is then in effect, be paid to the beneficiary. If no beneficiary is designated or no designated beneficiary survives the Participant and an amount becomes payable to the Participant after his or her death, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

G. No Implied Rights to Awards or Continued Services. Directors have no claim or right to be granted an Award under the Plan, and there is no obligation of uniformity of treatment of Directors under the Plan. Nothing in the Plan guarantees or will be construed to guarantee that any Participant will receive a future Award. Neither the Plan nor any Award will be construed as giving any individual any right to continue as a director of the Company or an Affiliate.

H. No Limitation on Compensation. Nothing in the Plan restricts the right of the Company or its Affiliates to establish other plans or to pay compensation to its directors in cash or property in a manner not expressly authorized under the Plan.

I. Savings Clause. The Plan is intended to comply in all respects with applicable law and regulations. In case any one or more provisions of the Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulation, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit the Plan to be construed in compliance with all applicable law so as to foster the intent of the Plan, subject to the restrictions set forth in Article 8A.

J. Governing Law. The Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.

K. Jurisdiction. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.

L. Withholding. The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount of withholding taxes due in respect of an Award, as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

M. Successors. All obligations of the Company under Awards granted under the Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

This Tailored Brands, Inc. 2025 Director Equity Plan is adopted by the Board on March 2, 2025.